As filed with the U.S. Securities and Exchange Commission on February 1, 2008

File Nos. 333-144211 811-21779

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-14
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 [X]
Pre-Effective Amendment No. [ ]
Post-Effective Amendment No. 1

JOHN HANCOCK FUNDS II
(Exact Name of Registrant as Specified in Charter)

601 Congress Street
Boston, Massachusetts 02110
(Address of Principal Executive Offices)
(617) 663-4324
(Registrant’s Area Code and Telephone Number)

Alfred P. Ouellette 601 Congress Street Boston, Massachusetts 02110 (Name and Address of Agent for Service)	With copies to: Mark P. Goshko, Esq. Kirkpatrick & Lockhart Preston Gates Ellis LLP One Lincoln Street Boston, Massachusetts 02111

JOHN HANCOCK FUNDS II (“REGISTRANT”)

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement contains the following papers and documents:

Cover Sheet

Contents of Registration Statement on Form N-14

Part A – Joint Proxy Statement/Prospectus of John Hancock Allocation Core Portfolio (the “Acquired Fund”), a series of John Hancock Funds Capital Series, and John Hancock Lifestyle Balanced Portfolio (the “Acquiring Fund”), a series of the Registrant- Incorporated by reference to the Registrant’s Registration Statement on Form N-14 filed on June 29, 2007, SEC Accession No. 0001010521-07-000494.

Part B - Statement of Additional Information of John Hancock Allocation Core Portfolio, a series of John Hancock Funds Capital Series, and John Hancock Lifestyle Balanced Portfolio, a series of the Registrant- Incorporated by reference to the Registrant’s Registration Statement on Form N- 14 filed on June 29, 2007, SEC Accession No. 0001010521-07-000494.

Part C - Other Information Signature Page Exhibit Index

Exhibits - The sole purpose of this filing is to file as an exhibit the opinion and consent of counsel supporting the tax matters and consequences to shareholders of the reorganization described in the Registrant’s Registration Statement on Form N-14, filed on June 29, 2007, as required by Item 16(12) of Form N-14. Part C of this Registration Statement has been updated as necessary.

PART C

OTHER INFORMATION

ITEM 15. INDEMNIFICATION

No change from the information set forth in Item 25 of the most recently filed Registration Statement of the Registrant on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940 (File Nos. 333-126293 and 811-21779) as filed with the Securities and Exchange Commission on December 21, 2007 (Accession No. 0000950135-07-007767), which information is incorporated herein by reference.

ITEM 16. EXHIBITS
(1)(a)	Agreement and Declaration of Trust dated June 28, 2005.	(1)
(1)(b)	Amended and Restated Agreement and Declaration of Trust dated August 12, 2005.	(2)
(1)(c)	Amendment dated September 29, 2006, to the Amended and Restated Declaration of	(6)
	Trust dated August 12, 2005.
(2)	By-laws of the Registrant dated June 28, 2005.	(1)
(3)	Not applicable.
(4)	Form of Agreement and Plan of Reorganization.	(7)
(5)	Not applicable.
(6)(a)	Advisory Agreement.	(4)
(6)(b)	Subadvisory Agreement dated October 17, 2005 between John Hancock Investment	(4)
	Management Services, LLC and MFC Global Investment Management (U.S.A.)
	Limited.
(6)(c)	Amendment to Subadvisory Agreement dated April 28, 2006 relating to Absolute	(6)
	Return Fund between John Hancock Investment Management Services, LLC and
	MFC Global Investment Management (U.S.A.) Limited.
(7)	Distribution Agreement between the Registrant and John Hancock Funds, LLC.	(4)
(8)	Not applicable.
(9)	Custodian Agreement.	(3)
(10)(a)	Class A Distribution Plan Pursuant to Rule 12b-1.	(4)
(10)(b)	Class B Distribution Plan Pursuant to Rule 12b-1.	(4)
(10)(c)	Class C Distribution Plan Pursuant to Rule 12b-1.	(4)
(10)(d)	Class R1 Distribution Plan Pursuant to Rule 12b-1.	(6)

(10)(g)	Amended Multiple Class Plan Pursuant to Rule 18f-3.	(6)
(11)	Opinion and Consent of Counsel.	(7)
(12)	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP with respect to certain	(*)
	federal income tax consequences of the Acquiring Fund’s acquisition of the Acquired
	Fund.
(13)(a)	Master Transfer Agency and Service Agreement.	(4)
(13)(b)	Expense Limitation Agreement.	(4)
(14)	Consent of Independent Registered Public Accounting Firm.	(7)
(15)	Not applicable.
(16)	Powers of Attorney.	(7)
(17)(a)	The Registrant’s Code of Ethics.	(6)
(17)(b)	John Hancock Investment Management Services, LLC Code of Ethics.	(6)
(17)(c)	MFC Global Investment Management (U.S.A.) Limited Code of Ethics.	(6)
(17)(d)	Form of Proxy Cards.	(7)

(*) Filed herewith

(1) Previously filed. Incorporated herein by reference to the exhibits filed electronically with the Registrant’s Initial Registration Statement on Form N-1A (File numbers 811-21779 and 333-126293), as filed with the Securities and Exchange Commission on June 30, 2005 (Accession No. 0000950135-05-003640)

(2) Previously filed. Incorporated herein by reference to the exhibit filed electronically with the Registrant’s Pre-effective Amendment No. 1 on Form N-1A, as filed with the Securities and Exchange Commission on September 30, 2005 (Accession No. 0000950135-05-005616)

(3) Previously filed. Incorporated herein by reference to the exhibit filed electronically with the Registrant’s Pre-effective Amendment No. 2 on Form N-1A, as filed with the Securities and Exchange Commission on October 13, 2005 (Accession No. 0000950135-05-005745)

(4) Previously filed. Incorporated herein by reference to the exhibit filed electronically with the Registrant’s Post-effective Amendment No. 2 on Form N-1A, as filed with the Securities and Exchange Commission on January 10, 2006 (Accession No. 0001010521-06-000023)

(5) Previously filed. Incorporated herein by reference to the exhibit filed electronically with the Registrant’s Post-effective Amendment No. 6 on Form N-1A, as filed with the Securities and Exchange Commission on May 24, 2006 (Accession No. 0001010521-06-000443)

(6) Previously filed. Incorporated herein by reference to the exhibit filed electronically with the Registrant’s Post-effective Amendment No. 10 on Form N-1A, as filed with the Securities and Exchange Commission on December 26, 2006 (Accession No. 0001010521-06-000984)

(7) Previously filed. Incorporated herein by reference to the exhibit filed electronically with the Registrant’s Joint Proxy Statement/Prospectus of John Hancock Allocation Core Portfolio, and John Hancock Lifestyle Balanced Portfolio on Form N-14AE filed on June 29, 2007 (Accession No. 0001010521-07-000494)

Item 17. Undertakings.

(1) The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus, which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the “1933 Act”), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new Registration Statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

NOTICE

     A copy of the Amended and Restated Agreement and Declaration of Trust of John Hancock Funds II, as amended, is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Registrant by an officer of the Registrant as an officer and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually, but are binding only upon the assets and property of the Registrant.

SIGNATURES

As required by the Securities Act of 1933, this registration statement has been signed on behalf of the registrant, in the City of Boston and Commonwealth of Massachusetts on the 1st day of February, 2008.

John Hancock Funds II

By:	/s/ Keith F. Hartstein____________
Name: Keith F. Hartstein
Title: President and Chief Executive Officer

As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Keith F. Hartstein	President and Chief Executive Officer	**
Keith F. Hartstein

/s/ Gordon M. Shone	Treasurer (Principal Financial Officer	**
Gordon M. Shone	and Principal Accounting Officer)

/s/ Charles L. Bardelis*	Trustee	**
Charles L. Bardelis

/s/ Peter S. Burgess*	Trustee	**
Peter S. Burgess

/s/ Elizabeth G. Cook*	Trustee	**
Elizabeth G. Cook

/s/ Hassell H. McClellan*	Trustee	**
Hassell H. McClellan

/s/ James. M. Oates*	Trustee	**
James. M. Oates

/s/ James R. Boyle*	Trustee	**
James R. Boyle

*By:	/s/ George M. Boyd	** February 1, 2008
Name	George M. Boyd, Esq.
Title: Senior Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

(12)	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP with respect to certain federal income tax consequences of the Acquiring Fund’s acquisition of the Acquired Fund.